EXHIBIT 12

BB&T Corporation

Earnings To Fixed Charges

	For the Years Ended December 31,
	2006		2005		2004		2003		2002
	(Dollars in millions)
Earnings:
Income before income taxes	$2,473		$2,467		$2,322		$1,617		$1,791
Plus:
Fixed charges	3,233		2,029		1,232		1,306		1,713
Less:
Capitalized interest	2		1		—		—		1

Earnings, including interest on deposits	5,704		4,495		3,554		2,923		3,503

Less:
Interest on deposits	2,137		1,252		730		756		1,003

Earnings, excluding interest on deposits	$3,567		$3,243		$2,824		$2,167		$2,500

Fixed Charges:
Interest expense	$3,185		$1,981		$1,199		$1,273		$1,687
Capitalized interest	2		1		—		—		1
Interest portion of rent expense	46		47		33		33		25

Total Fixed Charges	$3,233		$2,029		$1,232		$1,306		$1,713

Less:
Interest on deposits	2,137		1,252		730		756		1,003

Total fixed charges excluding interest on deposits	$1,096		$777		$502		$550		$710

Earnings to fixed charges:
Including interest on deposits	1.76	x	2.22	x	2.88	x	2.24	x	2.05	x

Excluding interest on deposits	3.25	x	4.17	x	5.62	x	3.94	x	3.52	x